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                                                                    EXHIBIT 6(b)

                       Renewal of Distribution Agreement
                       ---------------------------------

This Agreement made this 26th day of July, 1996 by and between Nuveen Tax-Free Money Market Fund, Inc., a Minnesota corporation (the "Fund"), and John Nuveen & Co. Incorporated, a Delaware corporation (the "Underwriter");

WHEREAS, the parties hereto are the contracting parties under that certain Distribution Agreement (the "Agreement") pursuant to which the Underwriter acts as agent for the distribution of shares of the Fund; and

WHEREAS, the Agreement terminates August 1, 1996 unless continued in the manner required by the Investment Company Act of 1940; and

WHEREAS, the Board of Directors of the Fund, at a meeting called for the purpose of reviewing the Agreement has approved the Agreement and its continuance until August 1, 1997 in the manner required by the Investment Company Act of 1940;

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 1, 1997 and ratify and confirm the Agreement in all respects.


                                        NUVEEN TAX-FREE MONEY MARKET FUND, INC.

                                        By: /s/ Gifford R. Zimmerman
                                            ------------------------------
                                                Vice President

ATTEST:

/s/ Karen L. Healy
-----------------------------
    Assistant Secretary

                                        JOHN NUVEEN & CO. INCORPORATED

                                        By: /s/ Larry Martin
                                            ------------------------------
                                                Vice President

ATTEST:

/s/ Morrison C. Warren
-----------------------------
    Assistant Secretary